UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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TRW Automotive Holdings Corp.

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TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
March 30, 2007
TO OUR STOCKHOLDERS:
Our 2007 annual meeting of stockholders will be held at Renaissance Casa de Palmas, 101 N. Main St., McAllen, Texas 78501, on Monday, May 14, 2007. The annual meeting will begin promptly at 5:00 p.m., local time. If you plan to attend the meeting, please indicate on your proxy card your intention to do so.
Please read these materials so that you will know what we plan to do at the meeting. Also, please sign and return the accompanying proxy card in the enclosed postage-paid envelope.
Instructions on how to vote are on the proxy card enclosed with this proxy statement. Stockholders may also obtain the notice of annual meeting and the proxy statement at TRW’s home page on the World Wide Web (www.trwauto.com).
John C. Plant
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
The annual meeting of stockholders of TRW Automotive Holdings Corp. will be held at Renaissance Casa de Palmas, 101 N. Main St., McAllen, Texas 78501, on Monday, May 14, 2007, at 5:00 p.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of three directors to three-year terms on the Board of Directors. The Board has nominated for re-election John C. Plant, Neil P. Simpkins and Jody G. Miller, all current directors.

Proposal 2.	The ratification of Ernst & Young LLP as TRW’s independent public accountants for 2007. Ernst & Young LLP served in this same capacity in 2006.
The record date for the annual meeting is March 16, 2007. Only stockholders of record at the close of business on that date may vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
David L. Bialosky
Secretary
Livonia, Michigan
March 30, 2007

March 30, 2007
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
Proxy Statement
General Information
What is this document?
This document is the Proxy Statement of TRW Automotive Holdings Corp. being sent in connection with our annual meeting of stockholders to be held on May 14, 2007. A form of proxy card accompanies this document. We will refer to the company throughout as “TRW”, “we” or “us”. We are distributing this Proxy Statement and the accompanying proxy card on or about March 30, 2007.
Is there any other information that I should be receiving?
Yes. Along with your Proxy Statement, you should receive a copy of our 2006 Annual Report, which contains financial and other information about TRW and our most recently completed year.
Why am I receiving a Proxy Statement?
We are sending this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock upon certain matters. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.
Who is paying the costs of the Proxy Statement and the solicitation of my proxy?
TRW.
Who is soliciting my proxy and will anyone be compensated to solicit my proxy?
Your proxy is being solicited by and on behalf of our Board of Directors. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.
Voting Matters
What am I voting on?
You will be voting on the following:
•	The election of three directors for a three-year term;

•	The ratification of Ernst & Young LLP as our independent public accountants for 2007; and

•	Any other matter properly brought before the annual meeting.
Who is entitled to vote?
Stockholders of record of our common stock at the close of business on March 16, 2007, the record date, may vote at the annual meeting. On March 16, 2007, 98,873,896 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.

How do I vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing and mailing the enclosed proxy card. If you sign and return your signed proxy to us before the annual meeting, we will vote your shares as you direct. If you are a stockholder who holds shares through a broker (in “street name”), you must vote your shares in the manner prescribed by your broker, which may include voting by using the Internet or by telephone.
Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from the other proposals presented at the meeting. Proposals 1 and 2 will be presented at the meeting by management. The proposals are described in this Proxy Statement under the “Proposals Requiring Your Vote” section of this Proxy Statement.
If you do not specify on your proxy card how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under Proposal 1 in the section entitled “Proposals Requiring your Vote,” and “For” Proposal 2.
Can I change my mind and revoke my proxy?
Yes. You may revoke your proxy at any time before it is exercised in any of three ways:
•	By notifying TRW’s secretary in writing;

•	By submitting another proxy by mail that is received later and that is properly signed; or

•	By voting in person at the meeting
You will not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.
How do I vote under employee plans?
If you participate in the TRW Automotive Retirement Savings Plan for Salaried Employees or the TRW Automotive Retirement Savings Plan for Hourly Employees, then you may be receiving these materials because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then your shares will not be voted.
In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may receive more than one set of proxy materials. To be sure that all shares are counted, you must sign and return every proxy card you receive.
How many votes must be present to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.
How many votes are needed to elect directors and approve other matters?
In the election of directors, the three persons receiving the highest number of “For” votes (referred to as a “plurality” of votes) will be elected. Stockholders may not cumulate their votes in the election of directors.
The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.
How will abstentions and broker non-votes be treated?
Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present.” Accordingly, abstentions and broker nonvotes are the equivalent of votes against a proposal where approval requires a majority of shares present. Abstentions and broker nonvotes will not affect the outcome in the election of directors because directors are elected by a plurality of votes rather than a majority of votes.
What if I have the same address as another stockholder?
The proxy rules of the Securities and Exchange Commission permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
TRW has been notified that certain intermediaries will utilize this procedure for TRW’s 2006 Annual Report and proxy materials. Therefore, only one Annual Report and Proxy Statement may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy, you should contact your bank, broker or other nominee or TRW at the address and telephone number below.
TRW will promptly deliver a separate copy of the 2006 Annual Report or Proxy Statement for the annual meeting upon oral request to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, 12001 Tech Center Drive, Livonia, Michigan 48150.
How will TRW’s majority shareholder vote?
As of March 16, 2007, affiliates of The Blackstone Group L.P. (“Blackstone”) beneficially own and have the right to vote a majority of the outstanding shares of our common stock. Blackstone has advised us that they intend to vote all such shares in favor of the nominees for director and in favor of Proposal 2. Accordingly, a quorum at the annual meeting, the election of directors and the approval of Proposal 2 are assured.
Are there any other matters to be acted upon at the meeting?
We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Where do I find the results of the voting?
We will publish the voting results in our Form 10-Q for the second quarter of 2007. You will also be able to find the results in the investor information section of TRW’s home page on TRW’s Internet site (www.trwauto.com).

Proposals Requiring Your Vote
PROPOSAL 1 — Election of Directors
The first proposal on the agenda for this year’s annual meeting will be to elect three directors to serve as Class III directors for a three-year term beginning at the meeting and expiring at the 2010 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III directors are up for election at the meeting. The nominees for election are John C. Plant, Neil P. Simpkins and Jody G. Miller, all current Class III directors. The Class I and Class II directors will continue in office following the meeting. Their terms will expire in 2008 (Class I) and 2009 (Class II). For information regarding the director nominees and our other directors, see the “The Board of Directors” section of this Proxy Statement.
We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.
The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.
PROPOSAL 2 — Selection of Independent Public Accountants
The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2007 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
TRW management will present the following resolution at the meeting:
“RESOLVED: That the selection of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for 2007 is ratified.”
The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.
The Board of Directors
The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board of Directors met six times during 2006, four of which were regular meetings and the remaining special meetings. All of the current directors who were directors in 2006 attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which they served in 2006, except Mr. Kabaker. Directors are expected to attend all scheduled board and committee meetings. Director presence at the annual meeting is encouraged, and seven directors of our then eight-member Board of Directors attended the 2006 annual meeting.
Director Independence
TRW’s Board of Directors is currently comprised of four directors who qualify as “independent” as such term is defined by the rules adopted by the Securities and Exchange Commission and New York Stock Exchange listing requirements. To be considered independent, the Board of Directors must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board of Directors reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.

The Board of Directors established guidelines, which are set forth in the corporate governance guidelines published on TRW’s Internet site (www.trwauto.com), to assist it in determining director independence under the New York Stock Exchange listing requirements. These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $100,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) the immediate family member of the director is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with the Company and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or two percent of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization, and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or two percent of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)
The Board of Directors has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: James F. Albaugh, Francois J. Castaing, J. Michael Losh and Jody G. Miller. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of these directors, the Board of Directors considered their charitable affiliations, but found that TRW either made no donations to their affiliated charities or donations were well below the prohibited levels. In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee. There were no other relationships, transactions or arrangements with any of the independent directors required to be disclosed herein or not required to be so disclosed but considered by the Board.
Controlled Company Status
TRW is a “controlled company” under the rules of the New York Stock Exchange because more than 50% of the voting power of TRW is held by affiliates of Blackstone. TRW chooses to take advantage of certain of the exemptions from governance requirements of the New York Stock Exchange afforded to controlled companies, including an exemption from the requirement that a majority of the board of directors be independent and that the compensation committee and nominating committee be independent. Accordingly, a majority of our Board of Directors and the members of TRW’s Compensation Committee and TRW’s Corporate Governance and Nominating Committee are not independent under the rules of the New York Stock Exchange.
Director Information
Neil Simpkins, our Chairman of the Board, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA. TRW’s Internet site (www.trwauto.com) includes: the Standards of Conduct, TRW’s code of business conduct and ethics applicable to all of TRW’s directors, officers and employees; corporate governance guidelines; and charters for the Audit, Compensation and Corporate Governance and Nominating Committees. In addition, these documents are available in print to any stockholder who requests them.
The following information about the directors, including the nominees, has been provided by the directors. There is no family relationship among the directors or between any director and an executive officer. Mr. Simpkins, Mr.

Friedman, Mr. Kabaker and Mr. O’Neill were originally designated by an affiliate of Blackstone for nomination to the Board of Directors pursuant to such affiliate’s right under a stockholders agreement entered into in 2003 and terminated in 2006.
Class III—Nominees Standing for Re-Election

Name, Age and	First Became a
Position	Director	Principal Occupation, Business Experience and Directorships

John C. Plant, 53 Director, President and Chief Executive Officer	2003	Mr. Plant has been our President and Chief Executive Officer since February 28, 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 – 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

Neil P. Simpkins, 40 Director, Chairman of the Board	2003	Mr. Simpkins has served as a senior managing director of Blackstone since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc. and Team Health L.L.C.

Jody G. Miller, 48 Director	2005	Ms. Miller founded in 2005 and became CEO of The Business Talent Group LLC, a privately held company providing top independent business talent to companies for project and interim executive assignments. She has also been a Venture Partner with Maveron, LLC since 2000. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. She also serves on the board of directors of Capella Education Company, a leading online university (NASDAQ).

Class I—Terms Expiring in 2008:

	First Became a
Name, Age and Position	Director	Principal Occupation, Business Experience and Directorships

Matthew Kabaker, 30 Director	2005	Mr. Kabaker is a Principal of Blackstone where he has worked since 1998. Mr. Kabaker currently serves on the board of directors of Financial Guaranty Insurance Company and Ariel Insurance Holdings.

Paul H. O’Neill, 71 Director	2003	Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently also serves on the board of directors of Eastman Kodak Company, Nalco Company and Celanese Corporation.

Francois J. Castaing, 61 Director	2004	Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive

Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors and audit committee of Amerigon Incorporated.
Class II—Terms Expiring in 2009:

Name, Age and	First Became a
Position	Director	Principal Occupation, Business Experience and Directorships

James F. Albaugh, 56 Director	2006	Mr. Albaugh is currently president and chief executive officer of Boeing’s Integrated Defense Systems and a member of the company’s Executive Council. This $30.8 billion business unit includes Boeing’s defense, government, intelligence, space and communications capabilities. Prior to his current position, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is a fellow of the American Institute of Aeronautics and Astronautics; the Royal Aeronautical Society; an elected member of the International Academy of Aeronautics, the Aerospace Industries Association Board of Governors Executive Committee and other professional organizations.

Robert L. Friedman, 64 Director	2003	Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition as Chief Administrative Officer and Chief Legal Officer of Blackstone since January 2003. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited and Northwest Airlines, Inc. (he is also audit committee chairman of Northwest).

J. Michael Losh, 60 Director	2003	Mr. Losh was interim chief financial officer of Cardinal Health from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors of Aon Corporation and on the board of directors and audit committee of H.B. Fuller Company, AMB Property Corporation, Cardinal Health Inc., Masco Corporation and Metaldyne Corporation.

Committees of the Board of Directors
There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, which serves as our nominating committee. The Audit Committee is composed entirely of independent directors.
     Audit Committee

Number of Members:	3 (three)

Members:	J. Michael Losh (Chairman)

James F. Albaugh

Francois J. Castaing

Number of Meetings in 2006:	7 (Seven)

Purpose:	The Audit Committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and TRW’s internal audit function and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) reviewing with the independent auditor and management, the adequacy and effectiveness of the systems of internal controls, (6) discussing the annual audited financial and quarterly statements with management and the independent auditor, (7) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) discussing policies with respect to risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and managements’ response, (11) setting clear hiring policies for employees or former employees of the independent auditors, (12) handling such other matters that are specifically delegated to the audit committee by the Board from time to time and (13) reporting regularly to the full Board.

The Audit Committee is currently composed of the following three individuals: J. Michael Losh, James F. Albaugh and Francois J. Castaing. Each of Mr. Losh, Mr. Albaugh and Mr. Castaing is independent as that term is used in section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board of Directors has determined that each of the members of the Audit Committee is independent, as defined by the rules of the New York Stock Exchange. The Board of Directors has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the related rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined James F. Albaugh and Francois J. Castaing have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the New York Stock Exchange. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

     Compensation Committee

Number of Members:	2 (two)

Members:	Neil Simpkins

Matthew Kabaker

Number of Meetings in 2006:
None. The Compensation Committee held no formal meetings and acted in 2006 solely by written consent.

Purpose:	The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing the compensation of TRW’s directors and reviewing and approving the compensation of TRW’s executive officers (after consultation and recommendation from the Chief Executive Officer in the case of the other executive officers), (3) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the Board from time to time. It also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis to be included in the proxy statement and determining whether to recommend it for inclusion in the proxy statement. The Compensation Committee may delegate any or all of its responsibilities to a sub-committee of the Compensation Committee. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

Consultants:	As discussed in this Proxy Statement under “Compensation Discussion and Analysis,” the Committee from time to time hires a compensation consultant, most recently in 2004. The compensation consultant hired in 2004, Mercer Human Resource Consulting (“Mercer”), was engaged by Mr. Simpkins, a member of the Compensation Committee, and reported directly to him. TRW paid Mercer’s fees in that instance. In addition to Mercer’s 2004 engagement by the Compensation Committee, management annually engages Mercer (although not the same individual consultant hired by Mr. Simpkins in 2004) to survey market pricing with respect to executive positions in companies of comparable size. With respect to market pricing for executive positions, Mercer is instructed to look at manufacturing companies with revenues comparable to TRW. In certain years, management has also engaged Mercer to gather compensation data on peer group companies. Compensation data on peer group companies was not gathered by Mercer for 2006, but was for 2007. The peer group for 2007 compensation data is comprised of Johnson Controls, Inc., The Goodyear Tire & Rubber Company, Lear Corporation, Visteon Corporation, Eaton Corporation, ArvinMeritor, Inc., Tenneco Inc., BorgWarner Inc. and American Axle & Manufacturing Holdings, Inc. Our Chief Executive Officer uses the data from Mercer (as well as compensation data gathered from paid subscription services such as Hewitt Associates and Automotive Operations Survey Group) when presenting recommended executive compensation to the Compensation Committee. The CEO used similar data with respect to independent director compensation when recommending increases to such compensation to the Compensation Committee in 2006.
     Corporate Governance and Nominating Committee

Number of Members:	2 (two)

Members:	John Plant

Neil Simpkins

Number of Meetings in 2006:	None. The Corporate Governance and Nominating Committee held no formal meetings and acted in 2006 solely by written consent.

Purpose:	The Corporate Governance and Nominating Committee is generally responsible for identifying qualified Board candidates, recommending director nominees and appointments to Board committees, and overseeing the evaluation of the Board’s performance and the Corporate Governance Guidelines. The Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trwauto.com) and is available in print to any stockholder who requests it.

The Corporate Governance and Nominating Committee will consider stockholder suggestions for nominees for director. Suggestions should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are also described in the section entitled “Stockholder Proposals” of this Proxy Statement.
Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.
Each of the nominees included on the proxy card for the 2007 Annual Meeting for the Board of Directors is standing for re-election. From time-to-time TRW has retained the search firm of Heidrick and Struggles to assist in identifying potential nominees, most recently Mr. Albaugh, who was elected to the Board of Directors in September 2006.
     Code of Ethics
We have adopted a code of ethics that applies to our chief executive officer, chief financial officer, principal accounting officer and other employees. This code is called our Standards of Conduct and is available on our website at www.trwauto.com under Investor Information/Corporate Governance and is available in print to any stockholder who requests it.

Security Ownership of Certain Beneficial Owners and Management
The table below shows how much of our common stock was beneficially owned as of March 16, 2007 (unless another date is indicated) by (i) each director (who was serving as a director as of that date) and nominee for director, (ii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, (iii) each person known by TRW to beneficially own more than 5% of our common stock and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 16, 2007 (such as by exercising options). All persons subject to the reporting requirements of Section 16(a) of the regulations under the Exchange Act filed the required reports on a timely basis for the fiscal year ended 2006.

Name of Beneficial Owner	Number	Percent
Blackstone(1)	56,060,285	57.1
Peter G. Peterson(1)	56,060,285	57.1
Stephen A. Schwarzman(1)	56,060,285	57.1
Robert L. Friedman(1)	56,060,285	57.1
Neil P. Simpkins(1)	56,060,285	57.1
Matthew Kabaker(2)	—	—
James F. Albaugh	0	—
Francois J. Castaing (3)	6,900	*
J. Michael Losh	9,900	*
Jody G. Miller	4,700	*
Paul H. O’Neill	8,000	*
John C. Plant (4)(5)	1,741,375	1.8
Steven Lunn(4)	946,338	1.0
Peter J. Lake(4)	577,720	*
Joseph S. Cantie(4)	420,691	*
David L. Bialosky(3)(4)	325,926	*
Wellington Management, LLP (6)	13,665,493	13.5
All directors and executive officers as a group (14 persons)	4,144,691	4.2

*	Less than 1% of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by Blackstone).

(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AIL”), a Delaware limited liability company. Blackstone Family Investment Partnership IV-A L.P., Blackstone Capital Partners IV-A L.P., Blackstone Capital Partners IV L.P. and Blackstone Automotive Co-Invest Capital Partners L.P. are members of AIL and collectively have investment and voting control over our shares held by AIL. Blackstone Management Associates IV L.L.C. is the sole general partner of each of these entities. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by each of these entities, and may be deemed to be beneficial owners of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone and, as such may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C. and Messrs. Friedman, Simpkins, Peterson and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Mr. Kabaker is an employee of Blackstone, but does not have investment or voting control over the shares beneficially owned by Blackstone.

(3)	4,400 of such shares shown as beneficially owned by Mr. Castaing and 20,000 of such shares shown as beneficially owned by Mr. Bialosky are held indirectly by a trust.

(4)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 1,547,332 shares for Mr. Plant, (2) 820,999 shares for Mr. Lunn, (3) 505,666 shares for Mr. Lake, (4) 378,999 shares for Mr. Cantie and (5) 288,133 shares for Mr. Bialosky. Shares shown as beneficially owned by the executive officers also include any shares held through TRW’s Retirement Savings Plan.

(5)	176,000 of the shares and 269,376 of the options shown as beneficially owned by Mr. Plant are held directly by a limited liability company and a trust, respectively, set up for his estate planning purposes.

(6)	Based on a Schedule 13G dated February 14, 2007 filed by Wellington Management, LLP (“Wellington”) with the Securities and Exchange Commission. Wellington, in its capacity as investment adviser, may be deemed to own these shares, which are held of record by clients of Wellington. Wellington has shared voting power over 8,540,465 shares and shared investment power over 13,614,293 shares. Wellington’s address is 75 State Street, Boston MA 02109.
Transactions with Related Persons
Indemnification under the Master Purchase Agreement
In connection with Blackstone’s acquisition in 2003 of the shares of the subsidiaries of TRW Inc. engaged in the automotive business (the “Acquisition”) from Northrop Grumman Corporation (“Northrop”), Northrop agreed to indemnify us from certain liabilities, including:
•	any losses or damages arising from the inaccuracy or breach of any representation or warranty of Northrop or its affiliates contained in the acquisition agreement (the “Master Purchase Agreement”) or any of the ancillary agreements described below;

•	50% of any environmental liabilities (subject to certain exceptions) associated with the operation or ownership of TRW Inc.’s automotive business on or prior to the Acquisition, regardless of whether the liabilities arise before or after the Acquisition; and

•	specified tax losses or liabilities.
Northrop’s indemnification obligation with respect to breaches of representations and warranties referred to above is subject to a $50 million deductible (other than losses from certain specified matters not subject to the deductible) and to a $500 million cap (other than losses from certain specified representations and warranties as to which this cap does not apply). Since the beginning of fiscal 2006, Northrop has paid approximately $1 million with respect to such indemnities.
We are also required to indemnify Northrop and certain of its affiliates from liabilities arising from certain specified matters, including the inaccuracy or breach of any representation or warranty of the Blackstone affiliate party to the Master Purchase Agreement, the liabilities designated as “Automotive Liabilities” under the Master Purchase Agreement and specified tax losses or liabilities. Our indemnification obligation to Northrop for specified tax losses or liabilities is capped at $67 million. Payments of approximately $62 million were made through 2006. Our remaining obligation under this indemnity is expected to be paid in 2007.
Pursuant to the Master Purchase Agreement described above, we, and our subsidiary, TRW Automotive Inc. (“TRW Automotive”), also entered into certain ancillary agreements with Northrop or its affiliates on or prior to the closing of the Acquisition including intellectual property license agreements, an employee matters agreement and an insurance allocation agreement.
Repurchase of Shares from Northrop
On November 6, 2006, we entered into a stock purchase agreement with Northrop and an affiliate of Northrop pursuant to which Northrop and its affiliate agreed to sell to us an aggregate of 9,743,500 shares of common stock of TRW for an aggregate consideration of $208,575,720 in cash. We used net proceeds from a public offering of 6,743,500 shares of Common Stock, together with cash on hand, to fund the purchase of the shares from Northrop. The closing of this sale of shares by Northrop to TRW occurred on November 10, 2006. Following the closing, Northrop owned no shares of TRW common stock. The stockholders agreement we entered into with Northrop and an affiliate of Blackstone on the closing of the Acquisition terminated when Northrop no longer owned shares of TRW Common Stock.

Employee Stockholders Agreement
The employee stockholders agreement that we and our management group entered into with an affiliate of Blackstone at the closing of the Acquisition provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Any stockholders party to this agreement transferring at least a majority of our outstanding stock in a transaction has the right to drag along the other stockholders in such transaction and is subject to the right of such other stockholders to tag along in such transaction. The agreement ceases to apply with respect to any shares sold pursuant to Rule 144 under the Securities Act of 1933.
For a description of certain other agreements and relationships with Blackstone and its affiliates, see “Compensation Committee Interlocks and Insider Participation”.
Related Persons Transactions
Although we have no written policy regarding review, approval or ratification of transactions with our directors, officers and 5% or more stockholders, we endeavor to discuss material related party transactions with the Audit Committee. The participation agreement with Core Trust Purchasing Group referenced below was reviewed with the Audit Committee prior to being executed. In addition, the repurchase of shares from Northrop referenced above was approved by the Board of Directors.
Compensation Committee Interlocks and Insider Participation
Mr. Kabaker and Mr. Simpkins are members of the Compensation Committee. Neither Mr. Simpkins nor Mr. Kabaker is or has been an employee or officer of TRW or its subsidiaries since the Acquisition. Mr. Kabaker is a Principal of Blackstone and Mr. Simpkins is a senior managing director of Blackstone. For a description of the relationships of TRW’s directors with Blackstone and its affiliates, see “The Board of Directors — Director Information” and “Security Ownership of Certain Beneficial Owners and Management”.
Transaction and Monitoring Fee Agreement
In connection with the Acquisition, Blackstone entered into a transaction and monitoring fee agreement whereby Blackstone agreed to provide us monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with our and our subsidiaries’ lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals; and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee upon closing of the Acquisition, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the tenth anniversary of the closing date of the Acquisition. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of Blackstone pursuant to, and the performance by Blackstone of the services contemplated by, the transaction and monitoring fee agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of our common stock then outstanding; (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee; and (3) such earlier date as we and Blackstone may mutually agree upon. Since the beginning of 2006, we have paid Blackstone $6.25 million in connection with this agreement, representing $5 million pertaining to 2006 and $1.25 million pertaining to 2007.
Core Trust Purchasing Group
In the first quarter of 2006, we entered into a five-year participation agreement (“participation agreement”) with Core Trust Purchasing Group, formerly named Cornerstone Purchasing Group LLC (“CPG”) designating CPG as exclusive agent for the purchase of certain indirect products and services. CPG is a “group purchasing organization” which secures from vendors pricing terms for goods and services that are believed to be more favorable than participants could obtain for themselves on an individual basis. Under the participation agreement we must purchase 80% of the requirements of our participating locations for the specified products and services through

CPG. In connection with purchases by its participants (including us), CPG receives a commission from the vendor in respect of purchases. Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of purchases by us under the participation agreement to an affiliate of Blackstone, with whom certain members of our board, Messrs. Simpkins, Friedman, Kabaker and O’Neill, are affiliated and in which they may have an indirect pecuniary interest. Since the beginning of 2006, as of March 15, 2007, the affiliate of Blackstone received no fees from CPG in respect of TRW purchases.
Audit Committee Report
The Audit Committee of our Board of Directors currently consists of three directors. All three of these individuals are independent for purposes of New York Stock Exchange Listing Requirements and the U.S. Securities and Exchange Commission’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was adopted in 2004 and re-evaluated in 2005 and 2006. The charter is posted on TRW’s Internet site (www.trwauto.com).
Management has primary responsibility for the audited financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”) for the year ended December 31, 2006, which we refer to herein as our audited financial statements, and the financial reporting process, including the system of internal controls. TRW’s independent auditor, Ernst & Young LLP (“E&Y”), is responsible for performing an independent audit of the audited financial statements and opining on management’s assessment of the effectiveness of TRW’s internal control over financial reporting. As provided in the Audit Committee’s Charter, the Audit Committee oversees these matters.
The Audit Committee has prepared the following report on its activities:
•	The Audit Committee has reviewed and discussed the annual audited and quarterly financial statements with management and E&Y in advance of the public release of operating results, and filing of annual or quarterly reports with the U.S. Securities and Exchange Commission;

•	The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

•	The Committee has received the written disclosures and the letter from E&Y, required by Independence Standards Board Standard No. 1, and has discussed with E&Y its independence from TRW; and

•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE:
J. MICHAEL LOSH (Chairman)
JAMES F. ALBAUGH
FRANCOIS J. CASTAING

Independent Auditors Fees

	Fiscal Year 2006	Fiscal Year 2005
	(in millions)	(in millions)
Audit Fees	$11.085	$11.104
Audit-Related Fees	1.557	1.655
Tax Fees	2.749	2.928
All other Fees	.008	.019

Total	$15.399	$15.706

Percent of total that were audit or audit related	82%	81%

Audit Fees
Audit fees are related to E&Y’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letter and consents.
Audit-Related Fees
Audit-related services consisted primarily of assistance with compliance with internal control reviews, audits of carve-out financial statements for operations intended for divestiture, due diligence associated with initial public offering and accounting consultations.
Tax Fees
Tax fees represent fees for tax-related compliance and tax planning services provided to TRW and its subsidiaries by E&Y.
All Other Fees
These represent fees for all other services provided to TRW and its subsidiaries by E&Y. The Audit Committee has considered the nature of the above-listed services provided by E&Y and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with E&Y and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the U.S. Securities and Exchange Commission.
We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by E&Y. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by E&Y nor on our ability to procure accounting, tax or other professional services as required. In addition, in connection with the audit of the 2006 financial statements, we entered into an engagement letter with E&Y. That agreement is subject to alternative dispute resolution procedures and an exclusion of non-monetary or equitable relief.
Pre-Approval Policy
The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by E&Y. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than the greater of 10% or $20,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by E&Y in connection therewith. These reimbursed expense amounts do not count towards the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.
Executive Officers
The name, age and position as of March 16, 2007 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected annually by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	53	President, Chief Executive Officer and Director
Steven Lunn	58	Executive Vice President and Chief Operating Officer
David L. Bialosky	49	Executive Vice President, General Counsel and Secretary
Joseph S. Cantie	43	Executive Vice President and Chief Financial Officer
Peter J. Lake	51	Executive Vice President, Sales and Business Development
Neil E. Marchuk	49	Executive Vice President, Human Resources
John C. Plant has been our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.
Steven Lunn has been our Executive Vice President and Chief Operating Officer since February 2003. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.
David L. Bialosky has been our Executive Vice President, General Counsel and Secretary since April 2004. From December 2002 to April 2004, Mr. Bialosky was our Vice President, General Counsel and Secretary. Prior to the Acquisition, Mr. Bialosky had been a Vice President and an Assistant General Counsel of TRW Inc. since 1997. Since November 2001, he had been responsible for the legal function at TRW Inc.’s automotive business. He was Vice President and Assistant General Counsel of TRW Chassis Systems from October 1999 to November 2001 and of TRW Inc.’s automotive business from January to October 1999. From April 1997 to December 1998, Mr. Bialosky served as Vice President and Assistant General Counsel, TRW Inc. Automotive Electronics.
Joseph S. Cantie has been our Executive Vice President and Chief Financial Officer since April 2004. From December 2002 to April 2004, Mr. Cantie was our Vice President and Chief Financial Officer. Prior to the Acquisition, Mr. Cantie had served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.
Peter J. Lake has been our Executive Vice President, Sales and Business Development since April 2004. From December 2002 to April 2004, Mr. Lake was our Vice President, Sales and Business Development. Prior to the Acquisition, Mr. Lake had been Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and also Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business

Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.
Neil E. Marchuk has been our Executive Vice President Human Resources since July 2006 and was our Vice President Human Resources from September 2004 to July 2006. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.

Neil P. Simpkins

Matthew Kabaker
Compensation Discussion and Analysis
Introduction
Our compensation philosophy has been developed to attract first-class executive talent, retain key leaders, reward past performance, incentivize future performance, and align the long-term interests of our executive officers with those of our shareholders. We use a variety of compensation elements to achieve these objectives, primarily base salary, annual cash incentive payments, stock options, and restricted stock units. Pension and termination benefits also serve as an important compensation tool for our executive officers.
These compensation elements for our executive officers and the broader leadership team help to create an environment that focuses executives on working collaboratively to deliver business results and increase shareholder value.
Most of the facets of our compensation program for executive officers are covered by employment agreements that were negotiated in 2003 between the executive officers and Blackstone at the time of the leveraged buyout of our company by a Blackstone affiliate. These employment agreements remain in effect today and cover matters such as base salary, annual cash incentive payments, pension plan arrangements and severance arrangements. While these agreements were negotiated in connection with a leveraged buyout and the risks inherent thereto, we believe that the benefits set forth in such agreements are in line with benefits afforded to executives for similarly sized companies.
Oversight of the Executive Compensation Program
The Compensation Committee administers our executive compensation program. The members of the Committee are Mr. Neil P. Simpkins and Mr. Matthew Kabaker. Mr. Simpkins and Mr. Kabaker are employed by Blackstone, which controls more than 50% of the voting rights of TRW’s shares, and as such are not independent directors.
The Committee has responsibility for establishing overall compensation philosophy, setting compensation for the Chief Executive Officer and approving compensation for the other executive officers, including the Chief Financial Officer, upon the recommendation of the CEO. In the case of the CEO’s compensation, the Committee sets the goals and objectives for his compensation at the beginning of each fiscal year, evaluates his performance after the end of the year in light of these goals and objectives, and then determines his compensation levels, primarily with respect to base salary, an annual cash incentive, stock options and restricted stock units.

The Committee also has responsibility for approving the pension plans and welfare benefit plans for the executive officers, other than plans covering employees on a non-discriminatory basis. Finally, the Committee administers the Company’s 2003 Stock Incentive Plan, as amended (the “Stock Incentive Plan”) and exercises general oversight over compensation practices. A complete description of the Committee’s responsibilities is set forth in its charter, which can be found on our website at http://www.trwauto.com. The Stock Incentive Plan is filed as an exhibit to Amendment No. 5 to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 26, 2004.
On at least an annual basis, the Committee reviews survey market data and recommendations submitted by management regarding base salaries, cash incentive payments, stock options and restricted stock units. In addition, the Committee has on occasion reviewed market data submitted by management comparing our compensation levels and mix to that of an industry peer group. To assist the Committee with its responsibilities, it has in the past (most recently in 2004) utilized the services of a compensation consultant, Mercer, who provides information as needed to the Committee on the following:
▪	independent competitive market data related to executive officers’ compensation levels and incentive compensation design;

▪	executive compensation trends and implications for our company;

▪	an evaluation of our executive compensation program design and effectiveness; and

▪	recommendation on compensation mix between base salary, cash incentive award and equity based awards such as stock options and restricted stock units.
Executive Compensation Philosophy and Principles
Our executive compensation program is intended to motivate the executive officers to improve our financial position, to be personally accountable for our company performance and to make decisions about our business that will increase shareholder value.
The following principles reflect our compensation philosophy:
1. Compensation levels will be market competitive and will recognize skill, knowledge and experience.
The Committee reviews compensation survey data to ensure that our executive compensation program is competitive. This survey data is used to ensure that, for each executive position, the Committee’s compensation actions regarding base salary, annual cash incentive compensation, stock options, restricted stock units, retirement plans and all other perquisites are appropriate, reasonable and consistent with our philosophy, considering the various markets in which we compete for executive talent.
The Committee does not limit its analysis to organizations in the automotive industry because our competition for qualified executives is not limited to the automotive industry. In addition, for some executive positions, we may desire skills or experience from a more varied set of backgrounds.
Each executive officer’s individual total direct compensation (base salary, annual cash incentive compensation, and long-term incentive compensation) reflects his experience and skill level as well as the comparison to the total compensation median for organizations of a similar size and, periodically, companies in our peer group.
2. Compensation will be performance-related against pre-defined business objectives.
The executive compensation program is designed to reinforce and reward achievement of specific metrics that measure attainment of our business objectives which should, over the long-run, enhance shareholder value. The Committee believes that a significant portion of an executive officer’s total compensation should be tied to how well we perform in both the short-term and longer-term. Short term performance is evaluated against specific financial objectives which are set annually. Equity awards in the form of stock options and restricted stock units, which constitute our long-term incentive compensation, are allocated according to individual performance and the individual’s importance to achieving our strategic objectives. Long term objectives are further enhanced by the fact that these awards bring more value to the individual if our stock price rises.
The Committee believes that, in years when our performance is better than the objectives established for the relevant performance period, executive officers should be paid more than their target annual cash incentive and when performance does not meet such objectives, annual cash incentive payments should be less than their target. Executive officers have individual annual cash incentive targets in their employment agreements expressed as a percentage of their base salary. The Committee generally awards all of the executive officers the same percentage of their annual target incentive based on total company results.
The Committee may also grant stock options and restricted stock units based in part on the Committee’s assessment of achievement of our annual financial objectives and longer-term strategic objectives that will position us for longer-term shareholder growth. The Committee may also consider general industry conditions to put our performance in perspective.
3. Compensation at risk will rise with position level.
The Committee believes that the proportion of an executive officer’s total compensation that varies with performance (either our financial performance or the value of our stock) should increase as the scope and level of the individual’s responsibilities increase. Accordingly, for fiscal 2006, approximately 85% of the total target direct compensation (the sum of base salary, annual cash incentive compensation, and compensation attributed to stock options and restricted stock units) of the CEO at the time of award was at risk in terms of either our financial performance or the value of our stock. For the CFO, this was approximately 81%, and for the other named executive officers approximately 78%.
4. Incentive compensation will balance short- and long-term business performance and align executive interests with shareholder interests.
In selecting the specific elements of our executive compensation program, the Committee seeks to structure a balance between achieving strong short-term or annual results and ensuring the Company’s long-term viability and success. The Committee also seeks to align the longer-term income growth potential for executives with the longer-term growth in shareholder value.
We achieve this balance and alignment through the combination of the annual cash incentive program, which focuses on annual financial objectives, and the equity award program, which bases the value of the award on the growth in value of our stock. To further align executive and shareholder interests, we require that each executive purchases and maintains a defined number of our shares to be eligible for equity awards (i.e. stock options and restricted stock units).
The annual cash incentive program provides executives with the opportunity to earn an annual cash incentive based upon our achievement of specific goals which are set by the Committee at the beginning of each fiscal year. Currently there are three components to the annual cash incentive program: a defined EBITDAP target with a weighting of 40%, a defined cash flow target with a weighting of 40% and a 20% weighting for additional factors which may include industry-specific and general economic conditions as well as strategic factors.
The Committee believes that annual incentive compensation, based on the Company’s achievement of the specific goals described above, should be capped at no more than 125% of an executive’s target award regardless of the extent to which we exceeded annual company performance goals. Accordingly, the payout range as a percentage of base pay established for fiscal 2006 for each executive officer was as follows:

Position	Target	Payout Range
Chief Executive Officer	200%	0 - 250%
Chief Financial Officer	90%	0 - 112.5%
Chief Operating Officer	130%	0 - 162.5%
EVP and General Counsel	90%	0 - 112.5%
EVP Sales and Business Development	90%	0 - 112.5%
Once the executive officers’ contractual incentive percentage is determined as described above, the Committee may increase the incentive compensation paid to a particular executive officer based upon the Committee’s assessment of that individual’s contributions towards the achievement of the Company’s goals.
The equity award program provides executives with an opportunity to earn both stock options and restricted stock units. A stock option rewards an executive officer only if the market value of the common stock increases above the exercise price of the option and the individual remains employed with us for the period required for the option to vest. Stock options link a significant portion of the executive officer’s compensation to the interests of our shareholders by providing an incentive to take actions that increase the value of the common stock over the term of the vesting period. Restricted stock units retain value no matter the price of the common stock as long as the executive officer is employed until the units vest. Since 2004 the vesting period for stock options and restricted stock units has generally been ratable over three years. The Committee believes using restrictive stock units in combination with stock option grants provides a better balance for executive officers between risk and potential reward than a grant of only stock options, thus serving as more effective incentives for our most effective managers to remain with us and continue that performance.
In late February of each year, the Committee determines the overall size of the long-term incentive award for all employees, including the CEO and CFO, and makes an annual grant of stock options and restricted stock units to certain employees including the CEO and CFO. These awards are made after the end of the fiscal year when the Committee has had an opportunity to evaluate our operating results for the prior fiscal year and is making compensation decisions for the current fiscal year. After considering the cost of equity awards and the perceived value by employees, the Committee determines an appropriate balance between options and restricted stock units in an individual’s equity award.
To be eligible for equity awards, executives and other senior managers are required to meet stock ownership guidelines. Under these guidelines, executive officers and other senior managers are expected, over time, to acquire and hold shares of our common stock. Depending on their level and whether they are new to our company, executive officers and other senior managers generally have a three to five year period over which to meet the stock ownership guidelines. These guidelines are reviewed annually and the progress toward meeting their suggested ownerships levels monitored. Unexercised stock options and unvested restricted stock units do not count toward satisfying the requirements.
The stock ownership requirements of the CEO, the CFO, and the three most highly-compensated executive officers are as follows:

Position	Target # of Shares
Chief Executive Officer	125,000
Chief Financial Officer	25,000
Chief Operating Officer	45,000
EVP and General Counsel	25,000
EVP Sales and Business Development	25,000
Each of the executive officers meets or exceeds these suggested guidelines.
5. There will be balance between current and long-term compensation.
Although the Committee believes that a considerable amount of executive compensation should be linked to the delivery of shareholder value, the Committee also recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the annual cash components of the executive compensation program, consisting of base salary and annual incentive opportunities, emphasize current corporate performance and the realization of specific financial objectives, which are independent of short-range fluctuations in the stock price.
Each executive officer receives a competitive amount of cash compensation each year with the opportunity to increase that amount based on the extent to which we attain our specific financial objectives (primarily EBITDAP and cash flow). That cash compensation is complemented by an opportunity to earn a substantial amount of additional compensation through awards of stock options and restricted stock units that increase in value with increases in our share price.

2006 Execution of the Executive Compensation Program
The primary elements of our 2006 executive compensation program are:
▪	base salary;

▪	an annual cash incentive opportunity;

▪	equity awards in the form of stock options and restricted stock units;

▪	retirement and other post-termination benefits; and

▪	other miscellaneous benefits.
Annually, the Committee reviews each executive officer’s total compensation and compares the compensation of the executive officers to each other and to management-provided market data regarding compensation of executive officers of companies of similar size and, in some years, organizations in our peer group. For a list of companies in our peer group and other information related to the survey data, see “Committees of the Board of Directors-Compensation Committee-Consultants.” The Chief Executive Officer presents to the Committee his evaluation of each executive officer, which includes a review of contribution and performance over the past year and proposed compensation. Following this presentation and review of the competitive market, the Committee makes its own assessments and formulates compensation amounts for each executive officer with respect to base salary, stock options and restricted stock units.
The Committee also has the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to complement the CEO’s assessment with their own observations of each individual’s performance.
Base Salary
Annually the Committee reviews and determines any increases in the base salaries of the CEO, the CFO, and the other executive officers after receiving management-provided survey data and evaluating individual performance. The executives’ employment agreements provide that their salary at any point cannot be decreased.
Annual salaries the Company paid to the CEO, the CFO, and the three most highly-compensated executive officers during fiscal 2006 are shown in the Summary Compensation Table on page 26.
Annual Cash Incentive Payments
At the beginning of each year, the Committee establishes the financial targets for determination of the annual cash incentive payment for the CEO, the CFO, and the other executive officers. These targets are established after the end of the prior fiscal year when our preliminary financial results have been made available to the Board of Directors and the Board has reviewed the annual operating plan for the current fiscal year. Forty percent of the annual incentive is tied to a defined EBITDAP target, forty percent to a defined cash flow target and the remaining twenty percent to additional factors which may include industry-specific and general economic conditions as well as strategic factors.
The definition of EBITDAP and cash flow are as follows:
▪	EBITDAP is earnings before interest, taxes, depreciation and amortization, defined benefit pension and post-retirement benefits other than pensions (“OPEB”) expense, certain non-cash charges, one-time transaction related costs and unbudgeted major recalls.

▪	Cash Flow is EBITDAP (as defined above) minus capital expenditures plus or minus change in net working capital and plus or minus a capital charge on working capital levels in excess of, or below, budgeted levels.
The calculations pertaining to the above terms are appropriately adjusted for any unbudgeted acquisitions or disposals and assume annual cash incentive payment accruals will be equal to targeted levels.
For the 2006 awards, target EBITDAP was $1,190,000,000 and target cash flow was $586,000,000, which represent the original target amounts adjusted upwards for an unbudgeted acquisition.
Annual cash incentive payments are made in late February or early March for the prior fiscal year’s performance and are based upon the Committee’s assessment of actual performance of our company against the financial targets established by the Committee for the prior fiscal year and the Committee’s subjective consideration of additional factors (as it pertains to the 20% component described above) including, but not limited to, industry-specific and general economic conditions, new business awards, advancement of strategic customer and supplier relationships, acquisition and disposal activity, management of benefit plans and taxes. In January of 2007, the Committee reviewed the Company’s actual performance against each of the financial targets established at the beginning of 2006, adjusted as discussed above for an unbudgeted acquisition, and concluded that the EBITDAP target was exceeded by 3% and the Cash Flow target was exceeded by 10%. In addition, after considering the other nonfinancial factors discussed above, the Committee determined that the subjective component would be assessed at 5% greater than the target level and therefore awarded the executive officers annual cash incentive payments of 118% of their target award, with the exception of Mr. Cantie, who received approximately 130% of his target award after the Committee gave consideration to his individual performance towards achievement of the Company’s goals in 2006.
The Committee believes that the fiscal 2006 incentive cash payments are consistent with our strategy of rewarding our executive officers for the achievement of important, challenging business goals and resulted in reasonable performance-related bonus payments to the executive officers.
Annual cash incentive payments paid to the CEO, the CFO, and the other three named executive officers for fiscal 2006 are shown in the Summary Compensation Table on page 26.
Stock Options and Restricted Stock Units
In arriving at final 2006 awards of stock options and restricted stock units, the Committee considered overall company results, each individual’s performance and their total compensation level versus market. In addition, each executive confirmed he had met his share ownership guidelines and was therefore eligible for an award.
Each stock option granted permits the executive officer to purchase one share of common stock from us at the exercise price. For grants made after our initial public offering, the exercise price was calculated as the average of the high and low sales price of the common stock on the New York Stock Exchange on the date of grant. The stock options granted in fiscal 2006 vest in three equal annual installments beginning one year after the date of grant and expire after 8 years.
Restricted stock units represent the right to receive shares of common stock on a one-for-one basis on the vesting date if the individual continues to be employed. The restricted stock units granted by the Committee in fiscal 2006 vest in three equal annual installments beginning one year after the date of grant.
Annual grants of equity awards were made to eligible senior leaders including executive officers in each year following our initial public offering (2005, 2006 and 2007). These grants were each made within one week after we filed our Form 10-K. We believe this practice allows the market to absorb material information (such as fourth quarter and annual financial results) before options were granted and priced and we intend to continue with this practice. The options were priced at Fair Market Value under the Stock Incentive Plan, which is the average of the high and low sales price of the common stock on the New York Stock Exchange on the date of grant. The Committee determined the number of options and restricted stock units granted to each executive officer individually and the aggregate amount of options and restricted stock units granted to a listed group of non-executive employees. The Committee delegated to the CEO the authority to determine the individual amounts granted to each listed non-executive employee, as long as this determination was made prior to the grant date (which was the same date grants were made to executive officers) and the total did not exceed the aggregate amount authorized for non-executive employees. In addition, to the extent this total was not exceeded, the Committee authorized the CEO to grant additional options and restricted stock units in the future to new hires or other employees excluding executive officers. The CEO has made grants under this delegation to only four individuals.
Stock options and restricted stock units granted to the CEO, the CFO, and the other three named executive officers during fiscal 2006 are shown in the Grant of Plan-Based Awards Table on page 28.

On February 27, 2007, the Committee made the following grants on the same terms as the 2006 grants with respect to vesting and expiration:

	Options (#)	RSUs (#)
Chief Executive Officer	215,000	130,000
Chief Financial Officer	67,000	33,000
Chief Operating Officer	79,000	39,000
EVP and General Counsel	40,000	15,000
EVP Sales and Business Development	58,000	27,000
The material terms and conditions of these equity awards are determined under the provisions of the Stock Incentive Plan, which has been filed with the Securities and Exchange Commission.
Defined Benefit Pension Plans
The CFO and General Counsel participate in our tax-qualified defined benefit pension plan on the same terms as other salaried employees. Because the Internal Revenue Code limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified defined benefit pension plan, we have established and maintain an unfunded supplemental defined benefit pension plan for executive officers to compensate these individuals for the limitations on their pension benefit and provide comparable level retirement benefits to those provided to other employees. Because there is no benefit enhancement incorporated in this supplemental plan, the Committee does not consider gains from prior equity awards when setting retirement benefits.
The CEO, COO and EVP Sales and Business Development participate in the TRW Pension Scheme, a tax-approved defined benefit pension plan on the same basis as similarly situated employees in the United Kingdom. See note 1 to the Pension Benefits table on page 31.
The CEO, in accordance with the terms of his employment agreement, participates in the TRW Automotive Inc. Executive Supplemental Retirement Plan, a nonqualified plan, the intent of which is to provide the CEO with a benefit in an amount equal to what he otherwise would have received had he participated in the pension plans for salaried employees in the United States (as such pension plans existed on the date of his employment agreement) and been credited for his years of service under the TRW Pension Scheme except for any postretirement cost-of-living adjustments. Benefits otherwise payable under this plan will be offset by payments the CEO will receive under the TRW Pension Scheme. Accordingly, certain of the terms have been modified from what otherwise would have been provided for in the US plans to allow for this coordination. We have established a so-called “rabbi trust” to provide a source of payments under this plan. Contributions to this trust in 2006 approximated $1,705,700.
The COO’s employment agreement provides for the extension of his participation in The Lucas Group Funded Executive Pension Scheme, a funded unapproved supplemental plan intended to provide additional benefits approximately equivalent to those he would have otherwise been entitled to under the TRW Pension Scheme without regard to Her Majesty’s Revenues and Customs limits on pensionable earnings. Benefits are payable from this plan through a trust. Contributions to this trust in 2006 approximated $763,000. Contributions to this trust are considered as taxable income. Accordingly, our COO was provided a gross-up for reimbursement in respect of this contribution in an amount equal to $368,300. These amounts are included in the Summary Compensation Table for 2006 on page 26.
The actuarial present value of the accumulated pension benefits of the CEO, the CFO, and the three most highly-compensated executive officers other than the CEO and CFO as of the end of fiscal 2006, as well as other information about our pension plans, are shown in the Pension Benefits Table on page 31.
Retiree CEO Medical Plan
The CEO participates in the TRW Executive Postretirement Medical Plan, which is intended to provide medical benefits as provided for in his employment agreement. Such benefits are intended to duplicate the benefits he would have received under the National Health System in the United Kingdom and the TRW retiree medical benefit plan in effect at the time he entered into the employment agreement. These benefits are extended to the CEO for his lifetime and to his covered spouse upon retirement at any age. Coverage is noncontributory and is designed to pay secondary to Medicare upon attainment of Medicare eligibility. The obligation as of October 31, 2006 associated with these benefits as determined in accordance with Financial Accounting Standards 106 approximates $1,697,200 and has been recognized for financial reporting purposes. The more significant assumptions used in the determination of this amount include a discount rate of 5.75%, an initial health care trend rate of 9.0% as of October 31, 2006 descending down to an ultimate trend of 5.0% in 2011 and a normal retirement age (as defined in the plans in which he participates).
Severance Plans
To ensure that the executive officers are protected against the loss of their positions in certain events or following a transaction that involves a change in our ownership or control, and fulfill their expectations with respect to their long-term incentive compensation arrangements, each executive officer’s employment agreement includes change-in-control language as well as severance in the event of certain other terminations. These employment agreements were negotiated in 2003 in connection with a leveraged buyout of our company by a Blackstone affiliate. The Committee continues to believe that it is in our best interests and the best interests of our shareholders to offer such protection to executive officers as embodied in their employment agreements. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior employees.
In the Committee’s view, the accelerated vesting of all or a portion of outstanding equity awards upon an involuntary termination without cause, or a voluntary termination with good reason, or following a change of control is a customary and reasonable component of an equity incentive program. The Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of certain terminations or a change in control would result from the increase in the price of our common stock over the years. The Committee believes that this is an appropriate result since the share price increase would also benefit our long-term shareholders, and the current executive team would have contributed to that increase in past years.
The amount of the estimated payments and benefits payable to the CEO, the CFO, and the three most highly-compensated executive officers (other than the CEO and CFO) assuming a change of control and a qualifying termination of employment as of the last day of fiscal 2006 are shown in the discussion of Potential Payments Upon Termination or Change-in-Control on page 34.
Perquisites and Other Personal Benefits
We maintain an executive medical plan for our executive officers. In addition, executive officers are eligible to receive reimbursement for certain financial counseling. The CEO is also eligible for three club memberships. All executive officers receive automobile allowances. The Committee believes that in comparison to peer companies the level of prerequisites is minimal and that this practice is consistent with our philosophy to maximize the amount of “at risk” pay of our executive officers.
The aggregate incremental cost to us of providing these personal benefits to the CEO, the CFO, and the three most highly-compensated executive officers other than the CEO and CFO during fiscal 2006 are shown in the Summary Compensation Table on page 26.
Other benefits available to executive officers are as follows:
Benefit Equalization and Nonqualified Deferred Compensation Plans
US based executive officers may participate in our Benefits Equalization Plan (“BEP”), which mirrors Retirement Savings Plan benefits available to all U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee.” We also have historically offered a Nonqualified Deferred Compensation Plan under which an employee could have deferred any cash award payable as an annual cash incentive. This plan was amended in August 2006 to eliminate future deferrals effective December 31, 2006.
In addition, as a result of the requirements applicable to nonqualified deferred compensation arrangements included in the American Jobs Creation Act of 2004 and proposed regulations issued under Section 409A of the Internal Revenue Code, during fiscal 2006 the BEP and the Deferred Compensation Plan were amended to ensure compliance with the new law and to minimize any adverse income tax consequences to plan participants.

The individual contributions of the CEO, the CFO, and the three most highly-compensated executive officers (other than the CEO and CFO) during fiscal 2006 to the BEP and the Nonqualified Deferred Compensation Plan, including earnings on those contributions and total account balances as of the end of the fiscal year are shown in the Nonqualified Deferred Compensation Table on page 34.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the four other most highly-compensated executive officers as of the end of the fiscal year. This limitation does not apply to qualifying “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied. In addition, ‘grandfather’ provisions may apply to compensation arrangements that were entered into by a company before it was publicly held.
The restricted stock units awarded to executive officers do not qualify as performance-based. In addition, although our annual cash incentive payments to executive officers do not qualify as performance-based compensation because the Committee is not composed of outside directors, in view of the grandfather provisions of Section 162(m) the Committee believes that all incentive compensation paid to the executive officers, including the CEO, for fiscal 2006 is deductible for federal income tax purposes. Notwithstanding the foregoing, the Committee believes that the interests of our shareholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.
Accounting Implications of Executive Compensation
Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards 123(R), Share-based Payment. We voluntarily adopted this standard beginning in the third quarter of 2005. Consequently, we began recording a compensation expense in our financial statements for stock options and other equity awards unvested as of July 1, 2005 and stock options and other equity awards granted during fiscal 2006 and thereafter. Despite the accounting change, the Committee believes that stock options and other forms of equity compensation are an essential component of our compensation strategy, and it intends to continue to offer options and restricted stock as a major portion of its long-term incentives.

Compensation of Executive Officers
Summary Compensation Table for 2006

						Change in
						Pension
						Value and
						Nonquali-
					Non-Equity	fied
					Incentive	Deferred
					Plan	Compensa-	All Other
			Stock	Option	Compensa-	tion	Compen-
Name and Principal		Salary	Awards[1]	Awards[1]	tion	Earnings[2]	sation[3]		Total
Position	Year	($)	($)	($)	($)	($)	($)		($)
John C. Plant President and Chief Executive Officer	2006	$1,525,417	$1,706,227	$2,642,864	$3,610,800	$8,143,100	$308,798	[4]	$17,937,206

Joseph S. Cantie Executive Vice President and Chief Financial Officer	2006	$403,750	$411,773	$716,025	$475,000	$79,900	$103,426	[5]	$2,189,874

Steven Lunn Executive Vice President and Chief Operating Officer[6]	2006	$876,060	$544,365	$1,146,213	$1,419,134	$1,108,900	$1,152,307	[7]	$6,246,979

Peter J. Lake Executive Vice President, Sales and Business Development	2006	$502,833	$424,202	$745,242	$536,310	$1,942,300	$67,743	[8]	$4,218,630

David L. Bialosky Executive Vice President and General Counsel	2006	$379,167	$326,998	$553,663	$403,560	$216,300	$91,194	[9]	$1,970,882

1.	Represents the dollar amount recognized for financial reporting purposes with respect to the 2006 fiscal year in accordance with Financial Accounting Standards (“FAS”) 123R. This includes compensation expense for awards not only granted in 2006, but granted in previous years, portions of which vest in 2006. For assumptions made in the valuation, see Note 18 of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Note 18 of our Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

2.	All of the amounts in this column represent changes in pension value. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers. The amounts reflected for Messrs, Plant, Lunn and Lake include increases attributable to currency fluctuations between the U.S. Dollar and the Great British Pound of $2,833,600, $496,800 and $684,600, respectively. The exchange rate used for the purposes of the beginning balance was $1.719 = £1.00 and for the ending balance was $1.958 = £1.00. Additionally, Mr. Plant’s increase includes an amount equal to $1,060,500 related to a November 2006 amendment to his Executive Supplemental Retirement Plan (the “SERP”). Under the SERP, benefits payable to Mr. Plant from the TRW Pension Scheme in the United Kingdom (the “UK Scheme Benefits”) offset and are deductible from the benefits payable to Mr. Plant under the SERP. The amendment to the SERP provides that for the purposes of this reduction, the UK Scheme Benefits will be determined without regard to any postretirement cost-of-living adjustments.

3.	All perquisite amounts required to be separately quantified in these footnotes to the Summary Compensation Table (because they exceed the greater of $25,000 or 10% of the executive’s total perquisites) were calculated based on the actual amount paid to the executive or a third party.

4.	Includes, among other items:
•	a car allowance of $39,531,

•	financial planning benefits of $38,125,

•	a gross–up in the aggregate amount of $8,964 for reimbursement of taxes pertaining to miscellaneous perquisite income items,

•	country club memberships and spousal travel,

•	company-paid premium of $31,500 for executive medical coverage,

•	the value of matching contributions provided under the Benefits Equalization Plan or BEP in the amount of $150,575 under which we provide benefits substantially equal to benefits that could not be provided under the Retirement Savings Plan because of limitations under the Internal Revenue Code of 1986.

5.	Includes, among other items:
•	a car allowance of $22,810,

•	financial counseling, spousal travel and imputed income from the purchase of a company car at below fair market value, all of which total $19,649,

•	a gross-up in the amount of $677 for reimbursement of taxes pertaining to spousal travel,

•	company-paid premium of $34,300 for executive medical coverage and

•	the value of matching contributions provided for under the BEP in the amount of $18,561.

6.	Salary and bonus paid to Mr. Lunn were paid in British pounds and for the purposes of these tables were converted to the U.S. dollar equivalent. Generally, the exchange rate used was the average rate for the year (except in the case of the non-equity incentive plan compensation and the gross-up, which used the exchange rate on the date of payment of such amounts). The exchange rates used were as follows:
•	Non-Equity Plan Incentive Compensation: $1.96 = £1.00

•	Gross-up: $1.7469 = £1.00

•	Other Amounts: $1.86 = £1.00

7.	Includes, among other items, a contribution of $763,000 to a funded unapproved retirement plan in the United Kingdom, a gross-up in the amount of $368,300 for reimbursement of taxes pertaining to such contribution and a car allowance in the amount of $11,740.

8.	Includes, among other items:
•	a car allowance of $21,812 and financial counseling,

•	a gross-up on the amount of $326 for reimbursement of taxes pertaining to spousal travel and

•	company-paid premium of $34,300 for executive medical coverage.

9.	Includes, among other items:
•	a car allowance of $21,812 and financial counseling,

•	company-paid premium of $34,300 for executive medical coverage and

•	the value of matching contributions provided under the BEP in the amount of $17,156.

Grants of Plan-Based Awards for 2006

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise
		Date of				Number of	Number of	or Base	Grant Date Fair Value
		Compens-	Estimated Possible Payouts Under			Shares of	Securities	Price of	of Stock and Option
		ation	Non-Equity Incentive Plan Awards[1]			Stock	Underlying	Option	Awards
	Grant	Committee	Threshold	Target	Maximum	Units[2]	Options	Awards[3]	Stock	Option
Name	Date	Action	($)	($)	($)	(#)	(#)	($/Sh)	Awards	Awards
	2/27/06	2/24/06	—	—	—	—	200,000	$26.61	—	$1,738,000
John C. Plant	2/27/06	2/24/06	—	—	—	120,000	—	—	$3,193,200
	—	—	$1,009,800	$3,060,000	$3,825,000	—	—	—	—	—

	2/27/06	2/24/06	—	—	—	—	53,000	$26.61	—	$460,570
Joseph S. Cantie	2/27/06	2/24/06	—	—	—	28,000	—	—	$745,080	—
	—	—	$120,285	$364,500	$455,625	—	—	—	—	—

	2/27/06	2/24/06	—	—	—	—	73,000	$26.61	—	$634,370
Steven Lunn[4]	2/27/06	2/24/06	—	—	—	37,000	—	—	$984,570	—
	—	—	$396,877	$1,202,656	$1,503,320	—	—	—	—	—

	2/27/06	2/24/06	—	—	—	—	53,000	$26.61	—	$460,570
Peter J. Lake	2/27/06	2/24/06	—	—	—	27,000	—	—	$718,470	—
	—	—	$149,688	$453,600	$567,000	—	—	—	—	—

	2/27/06	2/24/06	—	—	—	—	42,000	$26.61	—	$364,980
David L. Bialosky	2/27/06	2/24/06	—	—	—	21,000	—	—	$558,810	—
	—	—	$112,860	$342,000	$427,500	—	—	—	—	—

1.	The estimated possible payouts under Non-Equity Incentive Plan Awards are based on a formula in the executive’s employment agreement as described below.

2.	Represent restricted stock units granted under the Stock Incentive Plan, with the right to receive shares of common stock on a one-for-one basis on the vesting date.

3.	Based on fair market value under the Stock Incentive Plan, which is the average of the high and low sales prices of the common stock on the New York Stock Exchange (the “NYSE”) on the date of grant.

4.	The exchange rate used for Mr. Lunn’s Threshold, Target and Maximum amounts was $1.96 = £1.00, the exchange rate on the date of payment of the Non-Equity Incentive Plan Compensation shown in the Summary Compensation Table.
Summary Compensation and Plan-Based Awards
Each of our executive officers has an employment agreement with us or one of our subsidiaries. The agreements with Mr. Plant and Mr. Lunn extend for an indefinite term and the agreements with the other executives extend until December 31, 2008. Each of the agreements provided for an initial base salary, which is reviewed annually by the Compensation Committee and increased at their discretion. The agreements provide for certain severance and change in control payments as described under “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.
Non-Equity Incentive Plan Award targets shown in the tables above represent annual incentive targets set by each named executive officer’s employment agreement. Mr. Plant has a target of 200% of his salary. Mr. Lunn has a target of 130% of his salary. The remaining named executive officers have targets of 90% of their salary. Each named executive officer also generally has a maximum award potential of 125% of their target award and a minimum or threshold of 33% of their target award. The employment agreements provide that executives’ annual bonuses are based forty percent on defined measures of each of EBITDAP and cash flow and twenty percent on additional factors determined to be relevant by the Compensation Committee, which may include industry-specific and general economic conditions as well as strategic factors. For the 2006 awards, target EBITDAP was $1,190,000,000 and target cash flow was $586,000,000, which represent the original target amounts adjusted upward for an unbudgeted acquisition. See “Compensation Discussion and Analysis-Annual Cash Incentive Payments” for a discussion of the extent to which these financial targets were exceeded and for a further discussion of the nonfinancial measures considered. For the actual amount awarded in 2006, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
In 2006 our named executive officers received the options and restricted stock units under the Plan as set forth in the above tables. These options vest one-third on the first anniversary of the grant date and one-third on each anniversary thereafter. Vesting of the options is accelerated upon a change of control. Upon a termination of the executive by us without cause or by the executive for good reason (i) in the case of Mr. Plant, all of his options become immediately exercisable and (ii) in the case of the other executives, any options that would otherwise be exercisable on the next scheduled vesting date become immediately exercisable and the remaining unvested options are forfeited.
The restricted stock units granted in 2006 vest one-third on the first anniversary of the grant date and one-third on each anniversary thereafter. Vesting of the restricted stock units is accelerated upon a change of control. Upon a termination of the executive by us without cause or by the executive for good reason (i) in the case of Mr. Plant, his restricted stock units continue to vest as scheduled and (ii) in the case of the other executives, any restricted stock units that would otherwise be vested on the next scheduled vesting date become immediately vested and the remaining unvested units are forfeited. If dividends are declared and paid by us during the period in which the restricted stock units are outstanding, then on the date the restricted stock units vest and shares of common stock are exchanged therefore, the executive will be paid the dividends on such shares as if such shares had been outstanding during the period in which the dividends were paid.

Outstanding Equity Awards at Fiscal Year-End December 31, 2006

		Option Awards				Stock Awards
	Number of	Number of				Number of		Market
	Securities	Securities				Shares or		Value of
	Underlying	Underlying				Units of		Shares or
	Unexercised	Unexercised				Stock That		Units of Stock
	Options	Options		Option	Option	Have Not		That Have
	(#)	(#)		Exercise Price	Expiration	Vested		Not Vested[8]
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
John C. Plant	195,000	390,000	[1]	$10.00	2/28/2013
	468,000	312,000	[1]	$20.00	2/28/2013
	117,000	78,000	[1]	$30.00	2/28/2013	82,667	[6]	$2,138,595
	5,000	10,000	[2]	$10.00	4/29/2013
	12,000	8,000	[2]	$20.00	4/29/2013
	3,000	2,000	[2]	$30.00	4/29/2013
	60,000	60,000	[3]	$13.00	12/1/2013
	72,000	48,000	[3]	$16.25	12/1/2013	120,000	[7]	$3,104,400
	18,000	12,000	[3]	$30.00	12/1/2013
	65,333	130,667	[4]	$19.82	3/2/2013
	0	200,000	[5]	$26.61	2/27/2014

Joseph S. Cantie	54,000	100,000	[1]	$10.00	2/28/2013
	48,000	80,000	[1]	$20.00	2/28/2013	20,667	[6]	$534,655
	30,000	20,000	[1]	$30.00	2/28/2013
	36,000	24,000	[3]	$13.00	12/1/2013
	28,800	19,200	[3]	$16.25	12/1/2013
	7,200	4,800	[3]	$30.00	12/1/2013	28,000	[7]	$724,360
	16,666	33,334	[4]	$19.82	3/2/2013
	0	53,000	[5]	$26.61	2/27/2014

Steven Lunn	178,000	192,000	[1]	$10.00	2/28/2013
	230,400	153,600	[1]	$20.00	2/28/2013
	57,600	38,400	[1]	$30.00	2/28/2013	27,334	[6]	$707,131
	12,000	8,000	[2]	$10.00	4/29/2013
	9,600	6,400	[2]	$20.00	4/29/2013
	2,400	1,600	[2]	$30.00	4/29/2013
	30,000	20,000	[3]	$13.00	12/1/2013
	24,000	16,000	[3]	$16.25	12/1/2013	37,000	[7]	$957,190
	6,000	4,000	[3]	$30.00	12/1/2013
	23,333	46,667	[4]	$19.82	3/2/2013
	0	73,000	[5]	$26.61	2/27/2014

Peter J. Lake	96,000	120,000	[1]	$10.00	2/28/2013
	144,000	96,000	[1]	$20.00	2/28/2013	22,667	[6]	$586,395
	36,000	24,000	[1]	$30.00	2/28/2013
	21,000	14,000	[3]	$13.00	12/1/2013
	16,800	11,200	[3]	$16.25	12/1/2013
	4,200	2,800	[3]	$30.00	12/1/2013	27,000	[7]	$698,490
	18,000	36,000	[4]	$19.82	3/2/2013
	0	53,000	[5]	$26.61	2/27/2014

David L. Bialosky	40,000	80,000	[1]	$10.00	2/28/2013
	44,800	64,000	[1]	$20.00	2/28/2013	17,334	[6]	$448,431
	24,000	16,000	[1]	$30.00	2/28/2013
	21,000	14,000	[3]	$13.00	12/1/2013
	16,800	11,200	[3]	$16.25	12/1/2013
	4,200	2,800	[3]	$30.00	12/1/2013	21,000	[7]	$543,270
	14,666	29,334	[4]	$19.82	3/2/2013
	0	42,000	[5]	$26.61	2/27/2014

1.	Stock options granted in 2003 vest at the rate of 20%/year on February 28 in each of the years 2004 through 2008.

2.	Stock options granted in 2003 vest at the rate of 20%/year on April 29 in each of the years 2004 through 2008.

3.	Stock options granted in 2003 vest at the rate of 20%/year on December 1 in each of the years 2004 through 2008.

4.	Stock options granted in 2005 vest at the rate of one-third/year on March 2 in each of the years 2006 through 2008.

5.	Stock options granted in 2006 vest at the rate of one-third/year on February 27 in each of the years 2007 through 2009

6.	Restricted stock units granted in 2005 vest at the rate of one-third/year on March 2 in each of the years 2006 through 2008.

7.	Restricted stock units granted in 2006 vest at the rate of one-third/year on February 27 in each of the years 2007 through 2009.

8.	Based on closing price on December 29, 2006 (the last trading day of the year) of $25.87.
Option Exercises and Stock Vested for 2006

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting[1]	on Vesting[2]
Name	(#)	($)	(#)	($)
John C. Plant	430,000	$6,468,957	41,333	$1,040,352
Joseph S. Cantie	168,000	$1,911,310	10,333	$260,082
Steven Lunn	110,000	$1,857,355	13,666	$343,973
Peter J. Lake	84,000	$1,309,644	11,333	$285,252
David L. Bialosky	131,200	$1,629,991	8,666	$218,123

1.	Represents gross number of shares vested. TRW nets a portion of these vested shares to pay the executive’s withholding tax due upon the vesting of the restricted stock units.

2.	Based on fair market value (the average of the high and low sales prices on the common stock on the NYSE) on the date of vesting, which was $25.17 per share.
Pension Benefits

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
John C. Plant[4]	TRW Pension Scheme[1]	29	$24,710,000	$0
	TRW Automotive Inc. Executive Supplemental Retirement Plan[2]	29	$11,991,500	$0

Joseph S. Cantie	TRW Automotive Salaried Pension Plan[3]	7	$89,700	$0
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	7	$213,700	$0

Steven Lunn[4]	TRW Pension Scheme[1]	11	$775,400	$0
	UK Funded Unapproved Retirement Benefit Scheme[2]	11	$3,681,000	$0

Peter J. Lake[4]	TRW Pension Scheme[1]	32	$6,398,700	$0

David L. Bialosky	TRW Automotive Salaried Pension Plan[3]	18	$313,500	$0
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	18	$701,300	$0

1.	Mr. Plant, Mr. Lunn and Mr. Lake participate in the TRW Pension Scheme, a tax-approved defined benefit pension plan on the same basis as similarly situated employees in the United Kingdom. Benefits are generally determined as 1/30th of pensionable pay multiplied by service up to 20 years, prorated over the service period until the participant’s Normal Retirement Date. Pensionable pay is the sum of base pay in the last 12 months, plus the average of the final 5 years of pensionable bonuses, limited (for Mr. Lunn only), to the Earnings Cap as defined by Her Majesty’s Revenue and Customs (“HMRC”). Although the limitations under U.K. law relative to this Cap were eliminated with effect from April 2006, the TRW Pension Scheme was amended to incorporate them. Pensionable bonuses are limited in any year to 10% of that year’s base pay. The Normal Retirement Date is age 57.5 for Mr. Plant, and 62.5 for both the Mr. Lunn and Mr. Lake. Benefits are payable upon retirement after age 50, in the form of benefits of a life with a 50% survivor continuation annuity, but reduced 0.3% for each year benefits are payable prior to age 57.5 (for Mr. Plant) or 60 (for Mr. Lunn and Mr. Lake).

2.	See “Compensation Discussion and Analysis-Defined Benefit Pension Plans” for a further description of this plan.

3.	Benefits under these plans are determined as an accumulated percentage of pensionable earnings less an accumulated offset percentage of pensionable earnings up to Social Security Covered Compensation. Pensionable earnings are defined as the average of pay, including the non-equity incentive payment, for the five highest consecutive calendar years. The applicable accumulated percentages are determined from the following table.

Percentages Attributable to Accumulated Service	Percentage	Offset Percentage
% attributable to each year of benefit service through 2004	1.5%	0.4%
% attributable to benefit service during 2005	1.2%	0.3%
% attributable to benefit service during 2006	1.0%	0.3%

Benefits are payable as an annuity for the life of the participant, commencing at age 65. Benefits reduced for early commencement are payable upon retirement after attainment of age 55, and completion of 5 years of service; early retirement reductions are 4% for each year by which benefits are payable prior to age 60. At the participant’s option, the benefit may be paid in a lump sum, using the actuarial basis under the minimum lump sum rules applicable to tax-qualified plans. However, as it relates to the TRW Automotive Salaried Pension Plan, this option is only available in respect of benefits earned through 2004.

During 2006, these plans were amended effective as of January 1, 2007 to provide for future annual benefit accruals in an amount equal to 1.0% of pensionable earnings less a .3% reduction for pensionable earnings below the Old Age, Survivor and Disability Insurance Wage Base wherein pensionable earnings are defined as the participant’s annual pay inclusive of their annual non-equity incentive payment.

4.	Mr. Plant, Mr. Lunn and Mr. Lake are eligible for early retirement in respect of the plans in which they participate.
Pension Plans
Benefit values included in the above Table have been determined on the following basis:
•	Benefits subject to valuation have been determined as of October 31, 2006 (the measurement date for financial statement purposes), and have been based on each participant’s historical compensation and plan service, the plan’s provisions, and applicable statutory limits and parameters as of that date.

•	Values of benefits have been determined based on a presumption of retirement from active employment on the participant’s plan-defined normal retirement date, or if earlier, at the earliest date at which benefits can commence without reduction for early commencement. All other valuation assumptions are consistent with those used for financial reporting purposes. See Note 13 of our Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The more significant assumptions underlying these valuations are as follows:

	US Programs	UK Programs
Interest rate of discount	5.75%	5.00%
Postretirement benefit increase rate	N/A	2.75%
Postretirement mortality	1994 Group Annuity Mortality, projected to 2010	PA 92 tables, rated up one year, and projected to 2033
Lump sum interest rate	5.5%	N/A
Lump sum interest mortality	1983 Group Annuity Mortality, unisex	N/A
Deferred Compensation Plans
We sponsor the BEP and a Nonqualified Deferred Compensation plan for certain of our U.S. employees including our named executive officers.
The BEP provides eligible employees benefits substantially similar to benefits which could not be provided under the Company’s Retirement Savings Plan due to limitations under the Internal Revenue Code of 1986, as amended. Employees can generally defer up to 15% of base and incentive compensation to the extent such contributions cannot be made to the Retirement Savings Plan as a result of these limitations. The Company provides matching contributions in an amount equal to 50% of the first 6% of the employee’s contributions. Effective January 1, 2007, Company matching contributions are 75% of the first 5% of the employee’s contributions. Company matching contributions, including related investment earnings, vest ratably over a five year period. All of the named executive officers are fully vested. Generally, the plan benefits are payable to the employee upon termination of employment.
Under the terms of the Nonqualified Deferred Compensation Plan an employee can defer any cash award payable as an annual cash incentive. There are no vesting requirements on amounts deferred including earnings on such amounts. Generally, the plan benefits are payable to the employee upon termination of their employment or at the option of the employees either five or ten years from the date of deferral. This Plan was amended on August 1, 2006 to eliminate future deferrals with effect from December 31, 2006.
While both the BEP and the Nonqualified Deferred Compensation Plan are unfunded, the employee directs both their deferrals and Company contributions, if applicable, into investment options which, exclusive of the Company’s Common Stock, are intended to mirror the investment options available in the Company’s Retirement Savings Plan. These options include a diverse range of mutual funds. On a daily basis, the amount of the participant’s deferred compensation including Company matching contributions is adjusted to reflect the appreciation and/or depreciation in the value of the investment alternative selected.
In addition, as a result of the requirements applicable to nonqualified deferred compensation arrangements included in the American Jobs Creation Act of 2004 and proposed regulations issued under Section 409A of the Internal Revenue Code, during 2005 the Company approved changes to its deferred compensation arrangements to ensure compliance with the new law and to minimize any adverse income tax consequences to plan participants. As a result, participants, including the named executive officers, were allowed to elect an early withdrawal of their vested account balances. Each of the named executive officers who participated in these plans elected an early withdrawal and will receive a lump sum payment of their vested account balances in July 2007.
The individual contributions of the named executive officers during 2006, including earnings and matching contributions on those contributions, as well as the aggregate account balances as of December 31, 2006 are shown in the Nonqualified Deferred Compensation Table set forth below.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	in Last FY	Last FY1	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
John C. Plant	$757,343	$150,575	$260,746	$—	$3,276,551

Joseph S. Cantie	$37,121	$18,561	$162,458	$—	$1,197,402

Steven Lunn	$—	$—	$—	$—	$—

Peter J. Lake	$—	$—	$—	$—	$—

David L. Bialosky	$34,313	$17,156	$87,869	$—	$799,419

1.	These matching contributions for 2006 are included as compensation in the Summary Compensation Table on page 26.
Director Compensation for 2006

	Fees Earned or		All Other
	Paid in Cash	Stock Awards[2]	Compensation[3]	Total
Name[1]	($)	($)	($)	($)
James F. Albaugh	$47,750	$15,188	$—	$62,938

Francois Castaing	$57,750	$62,705	$789	$121,244

J. Michael Losh	$61,500	$62,705	$985	$125,190

Jody Miller	$55,250	$68,792	$1,008	$125,050

1.	We only pay director compensation to our independent directors. This consists of:
•	$40,000 cash retainer per year and a fee of $1,250 for each Board Meeting and each Committee meeting attended;

•	An annual fee of $9,000 for acting as a Chair of the Audit Committee and an annual fee of $4,000 for acting as a member of the Audit Committee; and

•	An annual grant of 2,500 shares of restricted stock units, which vest after one year.
2.	These are 2,500 restricted stock units granted to each of the independent directors, which represent the right to receive shares of common stock on a one-for-one basis on the first anniversary of the date of grant. The restricted stock units were granted to Mr. Albaugh on September 18, 2006 and to each of the other independent directors on February 27, 2006. The values shown represent the dollar amount recognized for financial reporting purposes with respect to the 2006 fiscal year in accordance with FAS 123R. This includes compensation expense for 2006 awards, as well as awards which have been granted in previous years, but which vest in 2006. The full grant date fair value under FAS 123R for the 2006 awards is $60,750 for Mr. Albaugh’s grant and $66,525 for the other grants. As of December 31, 2006, there were a total of 2,500 restricted stock units outstanding for each of these independent directors.

3.	Represents reimbursement of taxes owed with respect to perquisites that are not required to be included in this column because of their de minimus amount.
Potential Payments upon Termination or Change in Control
We (or certain of our wholly-owned subsidiaries) have entered into employment agreements, option agreements and restricted stock unit agreements with each of Messrs. Plant, Cantie, Lunn, Lake and Bialosky that provide for payments upon certain events of termination or change in control. The dollar amounts estimated below for certain termination events assume a termination date of December 29, 2006 (the last business day of 2006) and a closing price for the Company’s common stock on that date of $25.87. For the purpose of Mr. Lunn’s termination amounts, where applicable we have used the average exchange rate for 2006 of $1.86 = £1.00. The value of accelerated option or restricted stock unit vesting is calculated by multiplying the closing price of the common stock on December 29, 2006 by the number of unvested options or unvested restricted stock units on that date (either the total number in the case of full vesting or the amount to be vested on the next vesting date in the case of partial vesting) and, in the case of options, subtracting the exercise price.
Mr. Plant
Termination without Cause or for Good Reason Prior to a Change in Control or During or Following Window Period If Mr. Plant’s employment is terminated by us without “cause” (other than due to his death or “disability”) or he resigns with “good reason” prior to a “change in control” (as such terms are defined in the agreement) or during or following the 60 day period commencing on the first anniversary of a change in control (the “Window Period”), he will be entitled to:
•	continued payment of his base salary for a period of two years for a total payment of $3,060,000,

•	a monthly payment of $281,912 for a period of two years for a total payment of $6,765,887 in respect of his average annual cash incentive payment (the average of annual cash incentive payments with respect to whichever four of the previous eight fiscal years that produces the highest such average)(the “CEO Average Annual Cash Incentive Payment”),

•	continued provision of medical, dental, life insurance and disability benefit coverage and a car allowance and club membership benefits at the level provided prior to termination (the “CEO Continued Benefits”) for a period of 24 months at a total estimated cost of $240,691,

•	a pro rata cash incentive payment for the year of termination, which would be $3,060,000 at target,

•	a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Plant would have earned under our defined benefit pension plan had Mr. Plant participated for the number of years he is credited with under the U.K. pension plan and was credited with two additional years of service over (B) the benefit he would have earned under our defined benefit pension plan had he participated in our defined pension plan for the number of years he is credited with under the U.K. pension plan, without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment, which is estimated at $1,925,158,

•	full vesting of his unvested options, which is estimated to be worth $10,250,895,

•	continued vesting of the unvested portion of his restricted stock units as scheduled, which is estimated to be worth $5,242,995 and

•	any accrued salary, earned but unpaid cash incentive payment, reimbursement for unreimbursed business expenses and employee benefits he may be entitled to under employee benefit plans (the “Accrued Rights”).
Termination without Cause or for Good Reason Prior to a Change in Control but During Discussion Period In addition, if Mr. Plant’s employment is terminated without cause (other than due to his death or disability) or he resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he will also be entitled to a lump sum payment, upon the change in control, equal to:
•	the remainder of the cash severance benefits payable in the first two bullets in the preceding paragraph, and

•	the sum of his base salary and CEO Average Annual Cash Incentive Payment, for a total payment of $4,912,943.
Change in Control All of Mr. Plant’s unvested options and unvested restricted stock units vest upon a change of control, which is estimated to be worth $10,250,895 and $5,242,995, respectively.
Mr. Plant’s employment agreement provides that, in the event that any of the change in control payments as described in the above scenarios give rise to an excise tax as determined in accordance with the provisions of Section 280 G of the Internal Revenue Code, that Mr. Plant be provided an additional payment in an amount equal to the resulting excise tax as grossed up for any additional taxes which may result from this payment. In all of these scenarios, the estimated change in control value does not exceed the minimum amount payable at which an excise tax under Section 4999 of the Internal Revenue Code will be triggered.

Termination without Cause or for Good Reason Following a Change in Control If Mr. Plant’s employment is terminated without cause (other than due to his death or disability) or he resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to:
•	a lump sum payment equal to the sum of (A) two times the sum of his base salary and the CEO Average Annual Cash Incentive Payment, which would be $9,825,887 and (B) a pro rata portion of the sum of his base salary and the CEO Average Annual Cash Incentive Payment (pro rated based on the number of months from the termination until the first anniversary of the change in control), which would be $2,456,472 assuming the date of termination is six months after the date of change in control,

•	the CEO Continued Benefits for a period of 24 months, at a total estimated cost of $240,691,

•	a pro rata cash incentive payment for the year of termination, which would be $3,060,000 at target,

•	the supplemental retirement benefit described above, which is estimated at $1,925,158 and

•	the Accrued Rights.
Resignation for Any Reason During 60-Day period following First Anniversary of Change in Control In addition, Mr. Plant may resign for any reason during the Window Period and will be entitled to receive severance benefits he would be entitled to receive if he was terminated without cause or resigned with good reason prior to a change in control as described above; provided that he would receive his monthly severance benefits in a lump sum.
Termination for Death or Disability If Mr. Plant’s employment is terminated due to death or disability (unable to perform his duties for a period of six consecutive months or an aggregate of nine months within any twenty-four month period), Mr. Plant or his estate will be entitled to:
•	the Accrued Rights,

•	a pro rata portion of his cash incentive payment for that year based on the number of months prior to termination, which would be $3,060,000 at target,

•	vesting of the unvested portion of his options that otherwise would have become vested and exercisable on the next scheduled vesting date following such termination, estimated to be worth $5,125,445 and

•	vesting of the unvested restricted stock units that would otherwise vest on the next scheduled vesting date, estimated to be worth $2,104,085.
Termination for Cause or Without Good reason If Mr. Plant’s employment is terminated by us for cause or by him without good reason (other than in the Window Period), Mr. Plant will be entitled to the Accrued Rights.
Retirement If Mr. Plant retires at any time (whether before or after normal retirement age), Mr. Plant will be entitled to retiree medical benefits which are estimated at a present value of $1,697,200. See “Compensation Discussion and Analysis-Retiree CEO Medical Plan.”
Conditions to Payments Mr. Plant’s employment agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of two years following Mr. Plant’s termination of employment with us for any reason. The agreement also provides that we are entitled to stop making any post-termination payments to him in the event of a breach of these provisions. The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.
Other Named Executive Officers
Termination without Cause or for Good Reason Prior to a Change in Control or on or Following the First Anniversary of a Change in Control If any of Messrs. Lunn, Bialosky, Cantie, or Lake is terminated without “cause” or the executive resigns with “good reason” prior to a “change in control” or on or following the first anniversary of a change in control (as such terms are defined in the agreements), such executive will be entitled to:
•	continued payment of his base salary for a period of (A) two years for Mr. Lunn and (B) 18 months for Messrs. Bialosky, Cantie and Lake, estimated to total the following amounts:
o      $607,500 (Cantie)
o      $1,755,840 (Lunn)
o      $756,000 (Lake)
o      $570,000 (Bialosky)
•	a monthly payment equal to one-twelfth of his average annual cash incentive payment (the average of his three most recent annual cash incentive payments)(“Average Annual Cash Incentive Payment”) for a period of (A) two years for Mr. Lunn and (B) 18 months for Messrs. Bialosky, Cantie and Lake, estimated to total the following amounts:
o      $618,414 (Cantie)
o      $2,421,980 (Lunn)
o      $760,268 (Lake)
o      $582,345 (Bialosky)
•	continued provision of a company vehicle and medical, dental, life insurance and disability benefit coverage at a level provided immediately prior to the termination (the “Continued Benefits”) for a period of 18 months (two years for Mr. Lunn), estimated to total the following amounts:
o      $127,055 (Cantie)
o      $29,079 (Lunn)
o      $134,359 (Lake)
o      $128,674 (Bialosky)
•	a pro rata cash incentive payment for the year of termination, which would be the following at target:
o      $364,500 (Cantie)
o      $1,202,656 (Lunn)
o      $453,600 (Lake)
o      $342,000 (Bialosky)
•	vesting of the unvested portion of his options that otherwise would have become vested and exercisable on the next scheduled vesting date following such termination, estimated to be worth the following amounts:
o      $1,375,927 (Cantie)
o      $2,403,425 (Lunn)
o      $1,486,822 (Lake)
o      $1,055,337 (Bialosky)
•	vesting of the unvested restricted stock units that would otherwise vest on the next scheduled vesting date, estimated to be worth the following amounts:
o      $508,759 (Cantie)
o      $672,620 (Lunn)
o      $526,015 (Lake)
o      $405,305 (Bialosky)
•	the Accrued Rights
In addition, upon such termination of employment, Mr. Lunn will be entitled to
•	a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Lunn would earn under our U.K. defined benefit pension plan if he was credited with two additional years of service at the time of his termination over (B) the benefit he earns under our U.K. defined benefit pension plan based on credited years of service without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment, which is estimated at $914,900, and

•	two additional years of credited service under the Lucas Funded Executive Pension Scheme No. 4.
Termination without Cause or for Good Reason Prior to a Change in Control but During Discussion Period If the executive is terminated without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he will also be entitled to a lump sum payment, upon the change in control, equal to:
•	the remainder of the cash severance benefits payable in the first two bullets in the next preceding paragraph, and

•	the sum of his base salary and the Average Annual Cash Incentive Payment for a total payment of:
o      $817,276 (Cantie)
o      $2,088,910 (Lunn)
o      $1,010,845 (Lake)
o      $768,230 (Bialosky)
Change in Control All of the executives’ unvested options and unvested restricted stock units vest upon a change of control, which is estimated to be worth:
•	full vesting of unvested options:
o      $2,751,855 (Cantie)
o      $4,806,855 (Lunn)
o      $2,973,644 (Lake)

o      $2,110,675 (Bialosky)
•	full vesting of the unvested portion of restricted stock units:
o      $1,259,015 (Cantie)
o      $1,664,321 (Lunn)
o      $1,284,885 (Lake)
o      $991,701 (Bialosky)
Termination without Cause or for Good Reason Following a Change in Control but Prior to the First Anniversary of Change in Control If the executive is terminated without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to:
•	a lump sum payment equal to one and a half times the sum of his base salary and the Average Annual Cash Incentive Payment (two times for Mr. Lunn), estimated to total the following amounts:
o      $1,225,914 (Cantie)
o      $4,177,820 (Lunn)
o      $1,516,268 (Lake)
o      $1,152,345 (Bialosky)
•	a lump sum payment equal to a pro rata portion of the sum of his base salary and the Average Annual Cash Incentive Payment (pro rated based on the number of months from the termination until the first anniversary of the change in control), which would total the following amounts assuming the date of termination is six months after the change of control:
o      $408,638 (Cantie)
o      $1,044,455 (Lunn)
o      $505,423 (Lake)
o      $384,115 (Bialosky)
•	the Continued Benefits for a period of 18 months (24 months for Mr. Lunn), estimated to total the following amounts:
o      $127,055 (Cantie)
o      $29,079 (Lunn)
o      $134,359 (Lake)
o      $128,674 (Bialosky)
•	a pro rata cash incentive payment for the year of termination, which would be the following at target:
o      $364,500 (Cantie)
o      $1,202,656 (Lunn)
o      $453,600 (Lake)
o      $342,000 (Bialosky)
•	the Accrued Rights
Termination by the Company at the Expiration of Employment Term In the case of the employment agreements for Messrs. Bialosky, Cantie and Lake, if we terminate the executive upon or following the expiration of his employment term, he will be entitled to:
•	a lump sum payment equal to the sum of his base salary and the Average Annual Cash Incentive Payment, estimated to total the following amounts:
o      $817,276 (Cantie)
o      $1,010,845 (Lake)
o      $768,230 (Bialosky)
•	the Continued Benefits for a period of one year, estimated to total the following amounts:
o      $83,152 (Cantie)
o      $88,022 (Lake)
o      $84,232 (Bialosky)
•	a pro rata cash incentive payment for the year of termination, which would be the following at target:
o      $364,500 (Cantie)
o      $453,600 (Lake)
o      $342,000 (Bialosky)
•	the Accrued Rights

Termination for Death or Disability If the executive’s employment is terminated due to death or disability (unable to perform his duties for a period of six consecutive months or an aggregate of nine months within any twenty-four month period), he or his estate is entitled to:
•	vesting of the unvested portion of his options that otherwise would have become vested and exercisable on the next scheduled vesting date following such termination, estimated to be worth the following amounts:
o      $1,375,927 (Cantie)
o      $2,403,425 (Lunn)
o      $1,486,822 (Lake)
o      $1,055,337 (Bialosky)
•	vesting of the unvested restricted stock units that would otherwise vest on the next scheduled vesting date, estimated to be worth the following amounts:
o      $508,759 (Cantie)
o      $672,620 (Lunn)
o      $526,015 (Lake)
o      $405,305 (Bialosky)
•	the Accrued Rights

•	a pro rata cash incentive payment for the year of termination, which would be the following at target:
o      $364,500 (Cantie)
o      $1,202,656 (Lunn)
o      $453,600 (Lake)
o      $342,000 (Bialosky)
Termination for Cause or Without Good Reason If the executive’s employment is terminated by the Company for cause or by him without good reason, he shall be entitled to the Accrued Rights.
Conditions to Payments The employment agreements of Messrs. Bialosky, Cantie, Lake and Lunn include a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months following the termination of the executive’s employment for any reason (other than, in the case of Messrs. Bialosky, Cantie and Lake, a termination upon or following the expiration of the employment agreement). The agreements also provide that we are entitled to stop making any post-termination payments to the executive in the event of a breach of these provisions. The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.
Stockholder Proposals
Any stockholder proposal intended for inclusion in the proxy material for the 2008 annual meeting must be received by our secretary at our World Headquarters no later than November 30, 2007. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2008 annual meeting, written notice must be delivered between the close of business on January 15, 2008 and the close of business on February 14, 2008. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.

Annual Report and Other Matters
TRW’s 2006 Annual Report, including consolidated financial statements, is being mailed to you with this proxy statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.
We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2006 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 12001 Tech Center Drive, Livonia, MI 48150
March 30, 2007
David L. Bialosky
Secretary

ATTN: SHAREHOLDER RELATIONS	VOTE BY MAIL
12001 TECH CENTER DRIVE LIVONIA, MICHIGAN 48150	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TRW Automotive Holdings Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TRAUT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TRW AUTOMOTIVE HOLDINGS CORP.

Vote on Directors

Proposal 1.
The election of three directors to serve as Class III directors for a three-year term beginning at the meeting and expiring at the 2010 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board has nominated for re-election 01) John C. Plant, 02) Neil P. Simpkins and 03) Jody G. Miller, all current directors.
	For All 0	Withhold All 0	For All Except 0	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee(s) name on the line below.

Vote on Proposal		For	Against	Abstain

Proposal 2.	The ratification of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2007.	0	0	0
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

For comments, please check this box and write them on the back where indicated.		0

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executive, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 14, 2007
The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and David L. Bialosky, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRW Automotive Holdings Corp. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 p.m., local time on Monday, May 14, 2007, at the Renaissance Casa de Palmas, 101 N. Main Street, McAllen Texas 78501, and any adjournment or postponement thereof. The record date for the annual meeting is March 16, 2007. Only stockholders of record at the close of business on that date may vote at the meeting.
Employees who participate in the TRW Automotive Retirement Savings Plan for Salaried Employees or the TRW Automotive Retirement Savings Plan for Hourly Employees may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan.
If the employee does not provide voting instructions for shares held in any of these plans, then the employee’s shares will not be voted.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE